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                                                                     Exhibit 1.a



                     [ONEOK INC. FINANCIAL NEWS LETTERHEAD]


                      For Immediate Release August 22, 1997

                          ONEOK RESETS EXECUTIVE LINEUP

         TULSA, OK -- ONEOK Inc. (NYSE: OKE) announced new executive assignments following its monthly board meeting yesterday. Larry W. Brummett, chairman of the board, president and chief executive officer of ONEOK Inc., said, "We will be organized to maximize opportunities available as the natural gas industry restructures in Oklahoma and as ONEOK and Western Resources, Inc., combine gas assets in Kansas and Oklahoma. In addition, we are making a strong commitment to our unregulated business units as they pursue greater contributions to ONEOK Inc."

         Reporting to Brummett will be David L. Kyle, 45, former president and chief operating officer, Oklahoma Natural Gas company, who will be president and chief operating officer of ONG Transmission Company and all unregulated companies--ONEOK Gas Marketing Company; ONEOK Resources Company; ONEOK Producer Services Company; ONEOK Products Company; and, after the closing of the Western Resources, Inc., strategic alliance, the companies now named Mid Continent Marketing Center, Inc.; Westar Gas Marketing, Inc; and a retail gas marketing organization to be built in the coming months in anticipation of further deregulation in Oklahoma.

         Also reporting to Brummett, James C. Kneale, 46, vice president, ONEOK Resources Company, will become president and chief operating officer, Oklahoma Natural Gas Company; Deborah Barnes, 43, vice president - human president - human resources and administration, Transok, Inc., will



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become corporate secretary and associate general counsel, ONEOK Inc.; Barry D.
Epperson, 52, vice president - accounting, Oklahoma Natural Gas Company, will become vice president, controller and chief accounting officer, ONEOK Inc.; Eldridge H. Luber, 49, manager - governmental affairs, Oklahoma Natural Gas Company, will become manager - governmental affairs, ONEOK Inc.; Jerry K. Myers, 58, senior vice president - Oklahoma Natural Gas Company, will become vice president - administration, ONEOK Inc.; Jerry D. Neal, 58, vice president, chief financial officer and treasurer, ONEOK Inc.; Weldon L. Watson, 49, Manager investor relations, Oklahoma Natural Gas Company, will become vice president - communications, ONEOK Inc.

Reporting to Kyle will be Edmund J. Farrell, 54, now vice president - customer services, Oklahoma Natural Gas Company, who will build the retail gas marketing organization; Stephan R. Guy, 43, vice president - operations, Oklahoma Natural Gas Company, will become vice president, ONG Transmission Company; J.D. Holbird, 48, district vice president - Tulsa, Oklahoma Natural Gas Company, will become vice president, ONEOK Resources Company; Donald T. Jacobsen, 49, vice president, ONEOK Producer Services Company; Billy Maxwell, 37, director - risk services, ONEOK Gas Marketing Company, will become vice president - risk management, ONEOK Gas Marketing Company; Samuel H. McVay Jr., 53, vice president, ONEOK Products Company; Christopher R. Skoog, 34, vice president, ONEOK Gas Marketing Company; Winsford N. Spears, 61, vice president - information technology, Oklahoma Natural Gas Company, will become vice president - information technology, ONEOK Inc.

         Reporting to Jim Kneale will be Roy L. Clymer, 59 district vice president - Enid, Oklahoma Natural Gas Company; Samuel Combs III, 40, district vice president - Oklahoma City, Oklahoma Natural Gas Company; Fred D. Helms, 64, district vice president - Muskogee, Oklahoma Natural Gas Company; Carl J. Holiday, 53, district vice president - Shawnee,



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Oklahoma Natural Gas Company, will become district vice president - Tulsa,
Oklahoma Natural Gas Company; Charles C. Hopper, 62, senior vice president - Oklahoma City, Oklahoma Natural Gas Company; Daniel C. Walker, 44, general manager - pipeline operations, Oklahoma Natural Gas Company, will become vice president - operations, Oklahoma Natural Gas Company; Sherman W. "Pete" Walker, 46, general manager - gas purchase and reserves, Oklahoma Natural Gas Company, will become vice president - gas supply, Oklahoma Natural Gas Company.

         Following the closing of the merger, Eugene N. Dubay, 48, vice president - corporate development, ONEOK Inc., will assume leadership responsibilities for the regulated Kansas properties and report to Brummett.

         James Clark, 57, vice president - MIS and telecommunications, Western Resources, Inc., and Bill Eliason, 45, vice president - gas services, Western Resources, Inc., will transfer to ONEOK Inc. and report to Dubay. Phyllis Worley, 47, area manager (Ponca city), Enid District, Oklahoma Natural Gas Company, will become director - southern region (Wichita), Kansas Gas Service Company, and report to Dubay.

         David Roth, 42, vice president - human resources, Western Resources, Inc., will transfer to ONEOK Inc. and report to Kyle.

         Thomas Shea, 47, treasurer, Western Resources, Inc., will transfer to ONEOK Inc. and report to Neal.

         The company's stock is traded on the New York Stock Exchange under the trading symbol of OKE. ONEOK has outstanding 27.9 shares outstanding.






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